EXHIBIT 4.3

CHEMICAL FINANCIAL CORPORATION

Stock Option Plan
For Option Holders of
Caledonia Financial Corporation

Recitals

          Chemical Financial Corporation ("Chemical") is a party to a certain Agreement and Plan of Merger among Caledonia Financial Corporation ("Caledonia"), SWFC Acquisition Corporation Acquisition, a wholly owned subsidiary of Chemical ("MergerSub"), and Chemical dated as of September 25, 2003, pursuant to which MergerSub will be merged with and into Caledonia (the "Plan of Merger").

          Caledonia has previously issued certain stock options under the Caledonia Financial Corporation 1998 Stock Option Plan, the Caledonia Financial Corporation 2000 Stock Option Plan, the Caledonia Financial Corporation 2002 Stock Option Plan, and certain Nonstatutory Stock Option Agreements between Caledonia and its directors (collectively, the "Caledonia Plans"). Pursuant to the Plan of Merger, each Unexercised Option (as defined in the Plan of Merger) will become an option to purchase that number of shares of Chemical Common Stock, $1 par value ("Chemical Common Stock"), equal to the number of shares of Caledonia Common Stock subject to such Unexercised Option multiplied by the Option Exchange Ratio provided in the Plan of Merger (the "Exchange Ratio"), rounded to the nearest whole share of Chemical Common Stock.

          Chemical has agreed to honor such Unexercised Options according to their terms, as amended by the Plan of Merger, and to register the shares acquired upon their exercise with the Securities and Exchange Commission. Chemical has adopted this Plan for the purpose of fulfilling those obligations.

          1.          Establishment of Plan. Chemical hereby establishes this Stock Option Plan for Option Holders of Caledonia Financial Corporation (the "Plan") for the benefit of persons who were holders of Unexercised Options issued pursuant to the Caledonia Plans and who have had their Unexercised Stock Options converted into options to purchase shares of Chemical Common Stock ("Chemical Options") pursuant to the Plan of Merger. The Chemical Options will be held pursuant to the terms and conditions set forth herein.

          2.          Purpose of the Plan. The purposes of the Plan are to fulfill the conditions of Section 2.6 of the Plan of Merger. This Plan will on all occasions be interpreted, construed and implemented in a manner consistent with those purposes.

          3.          Incorporation of Caledonia Plans by Reference. Each Caledonia Plan is hereby assumed, adopted and incorporated in its entirety herein by reference and will be deemed continued by Chemical, subject to the following:

          A.          References to "Caledonia," the "Company," or the "Corporation" in the Caledonia Plans will refer to Chemical.

          B.          The number of shares of Chemical Common Stock subject to this Plan will equal the aggregate number of shares of Chemical Common Stock which would have been received if all holders of Unexercised Options outstanding at the Effective Time of the merger (as defined in the Plan of Merger) (the "Effective Time") had exercised all of their options immediately prior to the Effective Time.

          C.          The Compensation Committee of Chemical's Board of Directors will administer the Plan.

          D.          Other than as necessary to accomplish the conversion of Unexercised Options under the Caledonia Plans into Chemical Options under this Plan, no further Chemical Options or other awards will be granted under this Plan.

          4.          Eligibility. Persons who are or were employees or directors of Caledonia and/or its affiliates and who hold Unexercised Options issued under one of the Caledonia Plans at the Effective Time will be the only recipients of Chemical Options under this Plan. No additional Chemical Options will be granted under this Plan.

          5.          Conversion of Unexercised Options. Upon consummation of the merger, each Unexercised Option under a Caledonia Plan will automatically become a Chemical Option under this Plan and continue pursuant to its terms. At the Effective Time, an Unexercised Option will become an option to purchase that number of shares of Chemical Common Stock equal to the number of shares of Caledonia Common Stock subject to such Unexercised Option multiplied by the Exchange Ratio (rounded to the nearest whole share). The exercise price per share of each Unexercised Option will equal to the exercise price per share of the Caledonia Common Stock that was purchasable under that Unexercised Option, divided by the Exchange Ratio (rounded to the nearest whole cent).

          6.          Effective Date of Plan. This Plan will take effect at the Effective Time of the merger.